Exhibit 5.2

Form of Opinion of Connell Foley LLP

March     , 2010

Hexion U.S. Finance Corp.

180 East Broad Street

Columbus, OH 43215

Hexion Nova Scotia Finance, ULC

180 East Broad Street

Columbus, OH 43215

Re:	Registration of Securities of Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC

Ladies and Gentlemen:

We have acted as special New Jersey counsel for Hexion Specialty Chemicals, Inc., a New Jersey corporation (“Hexion”). At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Hexion U.S. Finance Corp., a Delaware corporation, and Hexion Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company, (each an “Issuer”, and together, the “Issuers”), in connection with the Issuers’ offer to exchange up to $1,000,000,000 aggregate principal amount of the Issuers’ 8.875% Senior Secured Notes Due 2018 and the guarantees thereof, which have been registered under the

Hexion U.S. Finance Corp.

Hexion Nova Scotia Finance, ULC

March     , 2010

Securities Act of 1933 (the “Exchange Notes”), for a like principal amount of the Issuers’ outstanding 8.875% Senior Secured Notes Due 2018 and the guarantees thereof (the “Old Notes”). The Exchange Notes are to be guaranteed by Hexion (the “Guarantee by Hexion”) and certain of its subsidiaries. We have not acted as general counsel of Hexion; accordingly, you understand that, as more particularly hereinafter described, no inference as to our knowledge of any fact relevant to the opinions set forth herein should be drawn from our representation of Hexion in this particular matter. Except as otherwise indicated, capitalized terms used in this opinion and defined in the indenture (the “Indenture”) dated as of January 29, 2010, governing the Exchange Notes and Old Notes, have the meanings given in the Indenture.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and unlimited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In such examination, we have assumed, with your consent and without independent investigation, that: (a) each document submitted to us for review is authentic, accurate, and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and (b) each certificate issued by a governmental official, office, or agency concerning an entity’s status, including but not limited to certificates of corporate status, is accurate, complete, and authentic.

The opinions expressed herein are subject to, and may be limited or affected by, the following:

A.	(i) bankruptcy, insolvency, reorganization, moratorium, receivership and/or other laws relating to or affecting the rights of creditors generally; (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (whether considered in a proceeding in equity or an action at law); and (iii) public policy considerations.

B.	The invalidity or unenforceability, under certain circumstances, under state or federal law or court decisions, of provisions indemnifying a party against liability for its own wrongful or negligent acts or where such indemnification is contrary to public policy.

Notwithstanding anything contained herein which may be construed to the contrary, this opinion is based, as to matters of law, solely on the laws of the State of New Jersey. We express no opinion relating to: (a) the laws or regulations of any jurisdiction other than the State of New Jersey (including but not limited to the federal laws of the United States); (b) the creation, perfection, priority, or constructive notice of any security interest or lien; (c) the existence of any liens, charges, or encumbrances; (d) rights in or title to any property; (e) any insolvency or fraudulent transfer laws; (f) any securities or Blue Sky laws or regulations; (g) any tax laws or regulations; or (h) compliance with any fiduciary laws.

Hexion U.S. Finance Corp.

Hexion Nova Scotia Finance, ULC

March     , 2010

This opinion is rendered as of the date hereof, and we express no opinion as to any event, fact, circumstance, or development subsequent to the date of this opinion. We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth in this opinion that may result from any change of law or fact that may arise after the date of this opinion. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Hexion has been duly incorporated and is validly existing in good standing under the laws of the State of New Jersey;

2.	The execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action on the part of Hexion, and the Indenture has been duly executed and delivered by Hexion;

3.	The Guarantee by Hexion with respect to the Exchange Notes has been duly authorized by Hexion;

4.	Hexion’s execution and delivery of, and performance of its obligations under, the Indenture, the Registration Rights Agreement and the Security Documents, and the issuance of the Guarantee by Hexion do not and will not (a) violate the provisions of the charter or bylaws of Hexion or (b) violate any applicable New Jersey statute, rule or regulation.

This opinion is given as of the date hereof, is given solely for your benefit and the benefit of your stockholders, noteholders, your counsel, and of O’Melveny & Myers LLP and may not be relied upon by any other person or entity without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,